Exhibit 4.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO THE SUBORDINATION AGREEMENT, DATED FEBRUARY [•], 2021, BY AND BETWEEN THE CREDITOR (AS DEFINED THEREIN) AND AVENUE VENTURE OPPORTUNITIES FUND, L.P. (AS THE SAME MAY BE AMENDED, MODIFIED AND RESTATED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”). ANY ASSIGNMENT OF THIS NOTE SHALL BE SUBJECT TO THE SUBORDINATION AGREEMENT. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

IMPEL NEUROPHARMA, INC.

SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTE

$[●]	Made as of March [●], 2021

For value received, Impel NeuroPharma, Inc., a Delaware corporation (the “Company”), with principal offices at 201 Elliott Ave W Suite 260, Seattle, WA 98119, hereby promises to pay to [●] or its registered assigns (“Holder”), the principal sum of [●] Dollars ($[●]) (the “Principal Amount”), or such lesser amount as shall then equal the outstanding Principal Amount hereunder, together with Interest (as defined below) accrued thereon (together, the “Outstanding Amount”), from the date of this Note until the Outstanding Amount is paid (or converted, as provided in Section 5 hereof). The Outstanding Amount shall be due and payable on the earlier of (a) the tenth calendar day following the Maturity Date (as defined below) (the “Outside Date”) and (b) when such amounts are made automatically due and payable upon or after the occurrence of an Event of Default (as defined below), by check mailed to the address of the Holder of this Note in lawful money of the United States or, if requested by the Holder, by wire transfer of immediately available funds to an account designated by Holder, unless this Note shall have been previously converted pursuant to Section 5 hereof.

The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

1. PURCHASE AGREEMENT. This Note is one of a series of Notes issued pursuant to that certain Note Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and among the Company, the original Holder of this Note, and certain other investors, and is subject to the provisions thereof.

2. DEFINITIONS. The following definitions shall apply for all purposes of this Note:

2.1 “Affiliate” means with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, managing member, officer, director or trustee of such person, or any venture capital fund, any other investment fund, or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such person.

2.2 “Change of Control” means: (a) the consummation of the acquisition of the Company by another entity or merger or consolidation of the Company with or into another entity by means of any transaction or series of related transactions (except a transaction or series of transactions in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity); or (b) the consummation of a sale, other transfer, or exclusive license that constitutes the effective disposition of all or substantially all of the assets of the Company, including a sale or other transfer of all or substantially all of the assets of the Company’s subsidiaries, if such assets constitute substantially all of the assets of the Company and such subsidiaries taken as a whole, provided, that, for clarity, a license that is exclusive as to a particular territory or market shall not be a Change of Control unless such license otherwise constitutes an effective disposition of all or substantially all of the assets of the Company.

2.3 “Common Stock” means the Company’s common stock, $0.001 par value per share.

2.4 “Conversion Price” means:

(a) if the conversion is in connection with a New Financing under Section 5.1, then the Conversion Price shall be an amount equal to the product of (i) the per share selling price of shares of that stock issued in the New Financing and (ii) 0.90;

(b) if the conversion is in connection with a QIPO under Section 5.2, then the Conversion Price shall be an amount equal to the product of (i) the price per share to the public of shares of Common Stock sold in the QIPO and (ii) 0.90;

(c) if the conversion is in connection with a DeSPAC Transaction under Section 5.2, then the Conversion Price shall be an amount equal to the product of (i) the price per share of the shares of capital stock of the DeSPAC Entity issued in a private placement in conjunction with the DeSPAC Transaction and (ii) 0.90; or

(d) if the conversion is in connection with a Change of Control under Section 5.3 or a Maturity Date Optional Conversion under Section 5.4, then the Conversion Price shall be an amount equal to the Series D Original Issue Price.

The Conversion Price is subject to adjustment as provided in Section 6 herein.

2.5 “Conversion Stock” means:

(a) if there is a conversion under Section 5.1, the type of capital stock of the Company sold in the New Financing;

(b) if there is a conversion under Section 5.2, the Common Stock;

(c) if there is a conversion under Section 5.3 or Section 5.4, the Series D Preferred Stock.

The number and character of shares of Conversion Stock are subject to adjustment as provided herein and the term “Conversion Stock” shall include stock and other securities and property at any time receivable or issuable upon conversion of this Note in accordance with its terms.

2.6 “DeSPAC Transaction” means, with respect to the Company, an acquisition by, consolidation amalgamation, merger, reorganization or other business combination with or into, a special purpose acquisition company (the successor public company following any such business combination, the “DeSPAC Entity”) that is publicly listed on a nationally recognized stock exchange in the United States.

2.7 “Interest” means, until the Outstanding Amount is paid or converted, each as provided herein, simple interest at a per annum rate of five percent (5.0%).

2.8 “Maturity Date” means the earlier of: (a) December 31, 2021 and (b) a Change of Control.

2.9 “New Financing” means any sale by the Company of a new series of Preferred Stock in one transaction or a series of related transactions after the date of this Note.

2.10 “Notes” means a series of convertible promissory notes aggregating up to $7,500,000 in original principal amount issued under the Purchase Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.

2.11 “Preferred Stock” means the Company’s preferred stock, $0.001 par value per share.

2.12 “QIPO” has the meaning assigned to a “Qualified Public Offering” in the Company’s Amended and Restated Certificate of Incorporation.

2.13 “Series D Original Issue Price” means $0.709095.

2.14 “Series D Preferred Stock” means the Company’s Series D Preferred Stock, $0.001 par value per share.

3. EVENTS OF DEFAULT. An “Event of Default” will occur if any of the following happens:

(a) the Company fails to make any payment when due hereunder (taking into account all cure and extension provisions or waivers);

(b) the Company breaches any representation, warranty or covenant to the Holder under this Note or the Purchase Agreement in any material respect, in each case that has not been cured within 20 days of written notice by the Holder;

(c) the Company shall (i) become insolvent (as such term may be defined or interpreted under any applicable statute), (ii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or (iii) adopt a plan of liquidation;

(d) an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced or proceedings for the appointment of a receiver or trustee to take possession of the property or assets of the Company, and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

(e) the Company or any of its subsidiaries shall default in any payment of principal or interest on any indebtedness for borrowed money beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created.

Upon the occurrence of any Event of Default, the Outstanding Amount shall (i) in the case of any Event of Default under Section 3(c), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 3(c), become immediately due and payable upon written notice by or on behalf of the affected Holder(s) to the Company but only if such notice is given with the prior written consent of the Majority Holders. Notwithstanding any other provision of this Note, or of the other Financing Documents, Holder agrees that Holder will exercise Holder’s rights and remedies under this Note and the other Financing Documents only in concert with all other holders of outstanding Notes as provided in the Financing Documents and will not take any action, including commencement or prosecution of litigation or any other proceeding to collect this Note, except as agreed by the Majority Holders..

4. NO PREPAYMENT; APPLICATION OF PAYMENTS.

4.1 No Prepayment. Except with regard to the conversion of this Note under Section 5, the Company may not pay any Balance of this Note before it becomes due without the prior written consent of the Majority Holders.

4.2 Notes Pari Passu; Application of Payments. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Outstanding Amounts of all outstanding Notes on the basis of their original principal amount. Subject to Section 5 and the foregoing provisions of this Section, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of Principal Amounts until all Principal Amounts have been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that are in either case in excess of the aggregate Outstanding Amounts of all outstanding Notes, shall be returned to the Company.

5. CONVERSION.

5.1 Optional Conversion in the New Financing. If, at any time prior to (a) the conversion of the Notes upon a Change of Control pursuant to Section 5.3 hereof, (c) the conversion of the Notes upon the closing of the QIPO or DeSPAC Transaction pursuant to Section 5.2 hereof, or (d) the repayment of the Outstanding Amount following the Maturity Date, the Company proposes to undertake a New Financing, then the Company shall give the Holder notice of the New Financing not less than fifteen business days prior to the closing of the New Financing (or first closing in a series of closings that together with any prior closings qualifies as a New Financing) (the “Closing”). Following receipt of such notice, the Holder shall have the right to convert the Outstanding Amount into the Conversion Stock at the Conversion Price upon the Holder’s delivery to the Company of its written election not less than five business days prior to the Closing, and in the event the Holder elects to convert the Outstanding Amount into the Conversion Stock at the Conversion Price in a New Financing, then the Holder of this Note shall receive all of the contractual benefits and contractual rights to which any investor in the New Financing is entitled (the “Preferred Stock Rights”) upon (i) the delivery of the original Note to the Company and (ii) the execution and delivery to the Company at the Closing of such stock purchase agreement, investors’ rights agreement, right of first refusal and co-sale agreement, voting agreement and/or other agreements as are entered into by the investors in the New Financing, generally with respect to such Preferred Stock Rights.

5.2 Automatic Conversion in the QIPO or DeSPAC Transaction. If at any time prior to (a) the conversion of the Notes upon a Change of Control pursuant to Section 5.3 hereof, (b) the closing of the New Financing (or first closing in a series of closings that together with any prior closings qualifies as a New Financing) and the election of the Holder to convert the Outstanding Amount into the Conversion Stock at the Conversion Price in a New Financing pursuant to Section 5.1 hereof or (c) the repayment of the Outstanding Amount following the Maturity Date or otherwise, the Company effects a QIPO or a DeSPAC Transaction, then immediately prior to the closing of the QIPO or the DeSPAC Transaction, the Outstanding Amount shall automatically convert into shares of Conversion Stock at the applicable Conversion Price.

5.3 Automatic Conversion in a Change of Control. If at any time prior to (a) the conversion of the Notes pursuant to the closing of a QIPO or DeSPAC Transaction pursuant to Section 5.2 hereof, (b) the closing of the New Financing (or first closing in a series of closings that together with any prior closings qualifies as a New Financing) and the election of the Holder to convert the Outstanding Amount into the Conversion Stock at the Conversion Price in a New Financing pursuant to Section 5.1 hereof or (c) the repayment of the Outstanding Amount following the Maturity Date or otherwise, there is a Change of Control, then immediately prior to the closing of the Change of Control, the Outstanding Amount shall automatically convert into shares of Conversion Stock at the Conversion Price.

5.4 Optional Maturity Date Conversion. At any time after the Maturity Date and prior to the repayment by the Company of the Outstanding Amount following the Maturity Date, the Holder shall have the right to convert the Outstanding Amount into the Conversion Stock at the Conversion Price (a “Maturity Date Optional Conversion”) upon the Holder’s delivery to the Company of its written election to so convert, together with the original Note for cancellation.

5.5 Voting Agreement. Each Holder hereby agrees to vote all of its shares of Preferred Stock and Common Stock then held by such Holder in favor of any amendment to the Company’s Amended and Restated Certificate of Incorporation as may be needed to create sufficient authorized shares of Conversion Stock to accommodate a conversion contemplated by Section 5.3 or Section 5.4.

5.6 Issuance of Conversion Stock. As soon as practicable after conversion of this Note, the Company at its expense will cause to be issued in the name of and delivered to the Holder, an electronic certificate or certificates for the number of shares of Conversion Stock to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Charter or Bylaws, or by any agreement between the Company and the Holder), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note. Such conversion shall be deemed to have been made, (a) if made under Section 5.1 above, on the date of the Closing of the New Financing and (b) if made under Section 5.2 above, immediately prior to the closing of the QIPO or DeSPAC Transaction. No fractional shares will be issued upon conversion of this Note. If upon any conversion of this Note, a fraction of a share would otherwise result, then in lieu of such fractional share the Company will pay the cash value of that fractional share, calculated on the basis of the applicable Conversion Price.

5.7 Termination of Rights. All rights with respect to this Note shall terminate upon (a) payment in full of the Outstanding Amount or (b) the issuance of shares of the Conversion Stock upon conversion of this Note, whether or not this Note has been surrendered. Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as soon as is possible following conversion of this Note; provided, that, any failure to surrender this Note shall have no impact on the effectiveness of a conversion pursuant to Sections 5.1 or 5.2. The Holder shall not be entitled to receive the stock certificate representing the shares of Conversion Stock to be issued upon conversion of this Note (or any property issuable in respect thereof) until the original of this Note is surrendered to the Company or such other documentation as reasonably may be required by the Company in the event such original has been lost or destroyed (e.g., appropriate certifications, assurances, affidavits and the like) and the agreements referenced in this Section 5 have been executed and delivered to the Company.

5.8 No Voting or Other Rights. Except as expressly set forth herein, this Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

6. ADJUSTMENT PROVISIONS. The number and character of shares of Conversion Stock issuable upon conversion of this Note (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note) and the Conversion Price therefor, are subject to adjustment upon occurrence of the following events between the date this Note is issued and the date it is converted:

6.1 Adjustment for Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the capital stock that is payable in (a) securities of the Company, or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon conversion of this Note at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Stock issuable upon such exercise prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had converted this Note immediately prior thereto (all subject to further adjustment as provided in this Note).

6.2 Reorganization, Consolidation, Merger Other Than Change of Control. In case of any reorganization of the Company (or of any other corporation the stock or other securities of which are at the time receivable on the conversion of this Note), after the date this Note, or in case, after such date, the Company (or any such corporation) shall consolidate with or merge into another corporation, in each case in a transaction that does not constitute a Change of Control (a “Non-Change of Control Reorganization”), then the obligations of this Note will continue to apply, and the successor or purchasing corporation in such Non-Change of Control Reorganization (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s obligations under this Note; and in each such case, the terms of this Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such Non-Change of Control Reorganization.

6.3 Notice of Adjustments. The Company shall promptly give written notice of each adjustment or readjustment in the Conversion Price or in the number of shares of Conversion Stock. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

6.4 No Change Necessary. The form of this Note need not be changed because of any adjustment in the Conversion Price or in the number of shares of Conversion Stock issuable upon its conversion.

7. PROVISIONS RELATING TO STOCKHOLDERS RIGHTS.

7.1 “Market Stand-Off” Agreement. Holder hereby agrees that Holder shall be bound by the market stand-off provisions contained in Section 3.11 of the Rights Agreement.

7.2 No Voting or Other Rights. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Note is actually converted into shares of the Company’s capital stock in accordance with its terms. In the absence of conversion of this Note into Conversion Stock, no provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

8. GENERAL PROVISIONS.

8.1 Transfer. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, that, such prior written consent shall not be required for an assignment, conveyance or transfer, in whole or in part, to an Affiliate of Holder. Any attempted assignment or transfer in violation of the foregoing is null and void.

8.2 Governing Law. This Note shall be governed by and construed accordance with the internal laws of Delaware (without reference to the conflicts of law provisions thereof).

8.3 Counterparts. This Note may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

8.4 Headings; Interpretation. In this Note, (a) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined, (b) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Note and (c) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.” All references in this Note to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

8.5 Notices. Unless otherwise provided herein, any and all notices required or permitted to be given to a party pursuant to the provisions of this Note will be in writing and will be effective and deemed to provide such party sufficient notice under this Note on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile; (c) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as set forth in the Purchase Agreement.

8.6 Amendments and Waivers. This Note and all other Notes issued under the Purchase Agreement may be amended and provisions may be waived by the Majority Holders and the Company as provided in Section 7.8 of the Purchase Agreement. Any amendment or waiver effected in accordance with Section 7.8 of the Purchase Agreement shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and the Company.

8.7 Severability. If any provision of this Note is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Note and the remainder of this Note shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Note. Notwithstanding the forgoing, if the value of this Note based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

8.8 Entire Agreement. This Note, the Purchase Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings duties, or obligations, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

8.9 Further Assurances. The parties agree to execute and deliver such instruments, documents or other writings and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Note.

8.10 Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provisions thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including reasonable attorneys’ fees.

8.11 Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (and in the case of loss, theft or destruction) upon certification of loss, theft or destruction and delivery of an indemnity agreement in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Note, the Company promptly will issue in lieu thereof a new Note of like tenor.

8.12 Terms Binding. By acceptance of this Note, the Holder accepts and agrees to be bound by all the terms and conditions of this Note.

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IN WITNESS WHEREOF, the parties hereto have executed this SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTE as of the date first written above.

HOLDER:	COMPANY:

[●]	IMPEL NEUROPHARMA, INC.

By:	By:

Name:	Name:

Title:	Title:

Address:	Address:

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